ALANCO ENVIRONMENTAL RESOURCES CORPORATION
                          1996 DIRECTORS AND OFFICERS
                               STOCK OPTION PLAN

                                   ARTICLE I

                                  DEFINITIONS

     As used herein, terms have the meaning hereinafter set forth unless the context should clearly indicate the contrary:

     (a)  "Board" shall mean the Board of Directors of the Company;

     (b) "Days" shall mean for calculation purposes the days of the week in which the New York Stock Exchange conducts and is open for regular trading activity;

     (c) "Company" shall mean Alanco Environmental Resources Corporation, an Arizona corporation;

     (d)  "Director" shall mean a member of the Board;

     (e) "Grant" means the issuance of an Option hereunder to an Optionee entitling such Optionee to acquire Stock on the terms and conditions set forth in a Stock Option Agreement to be entered into with the Optionee;

     (f)  "Officer" shall mean an Executive Officer of the Company;

     (g) "Option" shall mean the right granted to an Optionee to acquire Stock of the Company pursuant to the Plan;

     (h) "Optionee" shall mean an Officer of the Company or a Director of the Company to whom a Grant hereunder has been made;

     (i) "Plan" shall mean the Alanco Environmental Resources Corporation 1996 Directors and Officers Stock Option Plan, the terms of which are herein set forth;

     (j) "Stock" shall mean the common stock of the Company or, in the event the outstanding shares of stock are hereafter changed into or exchanged for shares of different stock or securities of the Company or some other corporation, such other stock or securities;

     (k)  "Stock Option Agreement" shall mean the agreement between the Company and an Optionee under which an Optionee may acquire Stock pursuant to the Plan.


                                  ARTICLE II

                                   THE PLAN

     2.1  NAME.   The plan shall be known as the "Alanco Environmental
Resources Corporation 1996 Directors and Officers Stock Option Plan."

     2.2  PURPOSE.   The purpose of the Plan is to advance the business and
development of the Company and its shareholders by affording to the Directors and Officers of the Company the opportunity to acquire a propriety interest in the Company by the grant of Options to such persons under the terms herein set forth. By doing so, the Company seeks to motivate, retain and attract highly competent, highly motivated Executive Officers and Directors to lead the Company through this critical time in its evolution and ensure the success of the Company. The Options to be granted hereunder are non-statutory Options made available to Directors and Officers of Alanco Environmental Resources Corporation.

     2.3  EFFECTIVE DATE.   The Plan shall become effective upon its adoption
by the Board of the Company.

     2.4  TERMINATION DATE.   The Plan shall terminate ten (10) years from the
date the Plan is adopted by the Board of the Company and at such time any Options granted hereunder shall be void and of no further force or effect.




                                  ARTICLE III

                                 PARTICIPANTS

     Only Executive Officers and Directors of the Company shall be eligible to be granted an Option under the Plan. The Board may grant Options to any Director or Officer in accordance with such determinations as the Board may, from time to time, in its sole discretion make.


                                  ARTICLE IV

                                ADMINISTRATION

     4.1 The Plan shall be administered by the Board of Directors of the Company. Subject to the express provisions of the Plan, the Board shall have the sole discretion and authority to determine from among eligible persons those to whom and the time or times at which Options may be granted and the number of shares of Stock to be subject to each Option. Subject to the express provisions of the Plan, the Board shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations related to it and to determine the details and provisions of each Stock Option Agreement and to make all other determinations necessary or advisable in the administration of the Plan.

     4.2  RECORDS OF PROCEEDINGS.   The Board shall maintain written minutes of
its actions which shall be maintained among the records of the Company.

     4.3  MAJORITY.   A majority of the members of the Board shall constitute a
quorum and any action taken by a majority present at such meeting, when properly noticed, at which a quorum is present or any action taken without a meeting evidenced by a writing executed by all members of the Board shall constitute the action of the Board.

     4.4  COMPANY ASSISTANCE.   The Company shall supply full and timely
information to the Board in all matters relating to eligible Optionees, their status, death, retirement, disability and such other pertinent facts as the Board may require. The Company shall furnish the Board with such clerical and other assistance as is necessary in the performance of its duties.



                                   ARTICLE V

                      SHARES OF STOCK SUBJECT TO THE PLAN

     5.1  LIMITATION.   The number of shares of Stock which may be issued and
sold hereunder shall not exceed 750,000 shares.

     5.2  OPTIONS GRANTED UNDER THE PLAN.   Shares of stock with respect to
which an Option is granted hereunder, but which lapses prior to exercise, shall be considered available for grant hereunder. Therefore, if Options granted hereunder shall terminate for any reason without being wholly exercised, new Options may be granted hereunder covering the number of shares to which such terminated Options related.

     5.3 ANTI-DILUTION. In the event the Stock subject to Options hereunder is changed into or exchanged for a different number or kind of stock or other securities of the Company or of another organization by reason of merger, consolidation or reorganization, recapitalization, reclassification, combination of shares, stock split or stock dividend;

     (a) The aggregate number and kind of shares of Stock subject to Options which may be granted hereunder shall be adjusted appropriately;

     (b) Rights under outstanding Options granted hereunder, both as to the number of subject shares and the Option price, shall be adjusted appropriately;

     (c) Where dissolution or liquidation of the Company or any merger or consolidation in which the Company is not a surviving corporation is involved, each outstanding Option shall terminate and the Optionee holding such Option shall have the right immediately prior to such dissolution, liquidation, merger or combination to exercise his Option, in whole or in part, to the extent that it shall not have been exercised without regard to any installment exercise provision.

     The manner of application of the foregoing provision shall be determined solely by the committee and any such adjustment may provide for the elimination of fractional share interests.



                                  ARTICLE VI

     6.1  OPTIONS.   Each Option granted hereunder shall be evidenced by
minutes of a meeting of or the written consent of the Board and by a written

Stock Option Agreement dated as of the date of grant and executed by the Company and the Optionee, which agreement shall set forth such terms and conditions as may be determined by the Board consistent with the Plan.

     6.2  LIMITATIONS.

     (a) The maximum number of shares for which an Option or Options may be granted under the Plan to any one Director or Officer shall be 150,000.

     (b) The Options granted hereunder are non-statutory Options which do not satisfy the requisites of Section 422 of the Internal Revenue Code, as amended.

     6.3  OPTION PRICE.   The per share Option price for the stock subject to
each Option shall be Sixty percent (60%) of the NASDAQ closing bid price per share on the date of grant or such other price as the Board may determine.

     6.4  OPTION PERIOD.   Each Option granted hereunder must be granted within
five (5) years from the effective date of the Plan. The period for the exercise of each Option shall be determined by the Board, but in no instance shall such period exceed five (5) years from the date of grant of the Option. Options may be exercised by a Director or Officer for whole shares only. Director or Officer Optionees may exercise their Option in whole at any time, or in part from time to time in each year on a cumulative basis with any portion not exercised to be carried over for exercise in subsequent years. Options shall be exercised by written notice of intent to exercise the Option with respect to a specified number of shares delivered to the Company at its principal office and payment in full to the Company at said office of the amount of the Option price for the number of shares with respect to which the Option(s) are then being exercised.

     6.5  NON-TRANSFERABILITY OF OPTION.   No Option or any right relative
thereto shall be transferred by an Optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of an Optionee, the Option shall be exercisable only by him or her.

     6.6 RIGHTS AS A SHAREHOLDER. An Optionee or a transferee of an Option shall have no rights as a shareholder of the Company with respect to any shares subject to any unexercised Options.

     6.7  REQUIRED FILINGS.   An Optionee to whom an Option is granted under
the terms of the Plan is required to file appropriate reports with the Internal Revenue Service. As a condition of the receipt of an Option hereunder, Optionees shall agree to make necessary filings with the Internal Revenue Service. The Company shall assist and cooperate with Optionees by providing the necessary information required for compliance of this condition.


                                  ARTICLE VII

                              STOCK CERTIFICATES

     7.1 ISSUANCE. The Company shall issue and deliver any certificate for shares of Stock purchased upon the exercise of any Option granted hereunder.

     7.2  TRANSFER RESTRICTIONS.   The Board shall instruct the Secretary of
the Corporation to impose restrictions of the subsequent transferability of Stock issued pursuant to Options to be granted hereunder. The Stock of the

Company to be issued pursuant to the exercise of an Option shall have such restrictions prominently displayed as a legend on such certificate.


                                 ARTICLE VIII

              TERMINATION, AMENDMENT, OR MODIFICATION OF THE PLAN

     The Board may at any time terminate the plan, and may at any time and from time to time and in any respect amend or modify the Plan.

                                  ARTICLE IX

                                  EMPLOYMENT

     9.1  EMPLOYMENT.   Nothing in the Plan or any Option granted hereunder or
in any Stock Option Agreement shall confer upon a non-employee Director receiving such Option or Stock Option Agreement the status as an employee of the Company. Further, nothing in the Plan or any Option granted hereunder shall in any manner create in any Optionee the right to continue their relationship with the Company or create any vested interest in such relationship, including employment.

     9.2  OTHER COMPENSATION PLANS.   The adoption of the Plan shall not effect
any other stock option, incentive, or other compensation plan in effect for the Company or any of its subsidiaries, nor shall the Plan preclude the Company or any subsidiary thereof from establishing any other forms of incentive or other compensation for employees or non-employee Directors of the Company, or any subsidiary thereof.

     9.3  PLAN EFFECT.   The Plan shall be binding upon the successors and
assigns of the Company.
     9.4  TENSE.   When used herein nouns in the singular shall include the
plural.

     9.5  HEADINGS OF SECTIONS ARE NOT PART OF THE PLAN.   Headings of articles
and sections hereof are inserted for convenience and reference and constitute no part of the Plan.





Alanco Environmental Resources Corporation